Exhibit 2(k)(2)(a)

POWER OF ATTORNEY

The undersigned officers and the Directors of Small Cap Premium & Dividend Income Fund Inc. (the “Fund”) (as such Fund may be renamed from time to time) hereby authorize Mitchell M. Cox and Donald C. Burke, or any of them, as attorney-in-fact, to sign on his behalf, in the capacities indicated, any Registration Statement or amendment thereto (including any pre-effective or post-effective amendments) for the Fund or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 7th day of June 2005.

/S/ ALAN BATKIN Alan Batkin, Director	William J. Rainer, Director

Paul Glasserman, Director	/S/ ANDREW J. DONOHUE Andrew J. Donohue, Director

/S/ STEVEN W. KOHLHAGEN Steven W. Kohlhagen, Director

/S/ MITCHELL M. COX Mitchell M. Cox, President	/S/ DONALD C. BURKE Donald C. Burke, Vice President, Secretary and Treasurer